Exhibit 21
LIST OF SIGNIFICANT SUBSIDIARIES
     The following is a list of Arcelor’s significant operating subsidiaries as of June 30, 2007, each wholly- or majority-owned directly or indirectly through intermediate holding companies:

Name of Subsidiary	Country
Companhia Siderúrgica de Tubarão S.A.	Brazil
Dofasco Inc.	Canada
Aceria Compacta de Bizkaia S.A.	Spain
Arcelor Atlantique et Lorraine SAS	France
Arcelor Bremen GmbH	Germany
Arcelor Eisenhüttenstadt GmbH	Germany
Arcelor España S.A.	Spain
Arcelor Méditerranée SAS	France
Arcelor Steel Belgium N.V.	Belgium
Arcelor Piombino S.p.a.	Italy
Cockerill Sambre S.A.	Belgium
Industeel Belgium S.A.	Belgium
Industeel France S.A.	France
Acindar Industria Argentina de Aceros S.A.	Argentina
Arcelor Bergara, S.A.	Spain
Arcelor Huta Warszawa Sp. z.o.o.	Poland
Arcelor Madrid, S.L.	Spain
Arcelor Olaberría, S.L.	Spain
Arcelor Profil Luxembourg S.A.	Luxembourg
Arcelor Rodange S.A.	Luxembourg
Arcelor Brasil	Brazil
Belgo Siderurgia S.A.	Brazil
Société Nationale de Sidérurgie, S.A.	Morocco
Acesita S.A.	Brazil
Ugine & Alz Belgium N.V.	Belgium
Ugine & Alz France S.A.	France
Arcelor Construction France S.A.	France
Arcelor International America, LLC	USA
Arcelor Auto Processing France SAS	France
Produits d’Usines Métallurgiques Pum-Station Service Acier S.A.	France
Ravené Schäfer GmbH	Germany